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                                                                     EXHIBIT 4.5

                          FIRST SUPPLEMENTAL INDENTURE

                  This FIRST SUPPLEMENTAL INDENTURE, dated as of December 6, 1995, by and between APPAREL VENTURES, INC., a Delaware corporation (the "Company"), and AMERICAN NATIONAL BANK AND TRUST COMPANY, a national banking association, as Trustee (the "Trustee"), under an Indenture dated as of May 23, 1994 (the "Indenture"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Indenture.

                  WHEREAS, the Company desires to amend the Indenture as set forth below; and

                  WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may amend the Indenture with the written consent of the Holders of at least 66 2/3 percent in principal amount of the then outstanding Notes; and

                  WHEREAS, pursuant to a solicitation of consents by the Company, the requisite consent of the Holders of outstanding Notes has been received; and

                  WHEREAS, all other conditions precedent to the execution of this First Supplemental Indenture have been complied with;

                  NOW, THEREFORE, each party for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes hereby executes and delivers this First Supplemental Indenture.

SECTION 1.        AMENDMENT OF INDENTURE.

                  (a) Section 1.1 of the Indenture is hereby amended by adding the following defined term in the appropriate alphabetical order:

         "Eligible Inventory" on any date means the finished goods inventory of the Company on such date valued on the basis of the lower of cost or market with the cost of finished goods calculated on a first-in, first-out basis.

                  (b) Section 4.9(b) of the Indenture is hereby amended by deleting subsection (i) thereof in its entirety and substituting in place thereof the following subsection (i):

                  "(i) the incurrence by the Company of Indebtedness pursuant to the Revolving Credit Facility and repayment obligations in respect of letters of credit, provided that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause (i) and outstanding on such date, shall not exceed the greater of (A) the sum of (x) 90% of Eligible Receivables of the Company at the close of business on the day prior to such incurrence plus (y) 60% of Eligible Inventory of the Company at the close of

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         business on the day prior to such incurrence plus (z) $5 million, and
         (B) $35 million,"

                  (c) Section 4.12 of the Indenture is hereby amended by deleting clause (i) thereof in its entirety and substituting in place thereof the following clause (i):

         "(i) Liens on accounts receivable (and general intangibles that relate solely to accounts receivable) and inventory of the Company and the proceeds thereof securing Indebtedness pursuant to the Revolving Credit Facility in an aggregate principal amount not to exceed $35 million at any one time outstanding,"

SECTION 2.        RATIFICATION OF INDENTURE.

                  As amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and shall be read, taken and construed as one and the same instrument.

SECTION 3.        THE TRUSTEE.

                  The Trustee shall not be responsible in any manner whatsoever for the correctness of the recitals of fact herein, all of which are made by the Company, and the Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or execution or sufficiency of this First Supplemental Indenture.

SECTION 4.        EFFECTIVE DATE.

                  This First Supplemental Indenture shall become effective and binding upon the execution and delivery hereof by all parties hereto.

SECTION 5.        GOVERNING LAW.

                  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6.        COUNTERPARTS.

                  This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.



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SECTION 7.        NO DEFAULT.

                  The Company represents and warrants that, as of the date hereof after giving effect to the Waiver being executed by the Trustee concurrently herewith and the consummation of the offer to purchase Notes described in the Company's Offer to Purchase dated October 31, 1995, no Default or Event of Default exists or, as a result of the execution and delivery of this First Supplemental Indenture, will exist.


                  IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and delivered as of the date first written above.


                                            APPAREL VENTURES, INC.


                                            By:    /s/ John R. Lowden
                                            Name:  John R. Lowden,
                                            Title: Vice President


                                            AMERICAN NATIONAL BANK AND TRUST
                                                   COMPANY, TRUSTEE


                                            By: /s/ Frank Leslie
                                            Name: Frank Leslie
                                            Title: Vice President